Exhibit 99.1

SENSEONICS HOLDINGS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

GERMANTOWN, MD, February 29, 2024 —Senseonics Holdings, Inc. (NYSE American: SENS), a medical technology company focused on the development and manufacturing of long-term, implantable continuous glucose monitoring (CGM) systems for people with diabetes, today reported financial results for the quarter and full year ended December 31, 2023.

Recent Highlights & Accomplishments:

•	Generated revenue of $8.0 million in the fourth quarter of 2023, representing growth of 44% compared to the prior year period and revenue of $22.4 million in the full year 2023, representing growth of 37% compared to 2022

•	Brian Hansen appointed President of CGM at Ascensia Diabetes Care, leading the newly created independent business unit and its dedicated resources and reporting directly to PHC Group, to strengthen Eversense commercial execution

•	Medicare expanded access to the Eversense E3 CGM System through implementation of Local Coverage Determinations by three Medicare Administrative Contractors (MACs) providing coverage for implantable CGM for basal only patients

•	Completed the ENHANCE pivotal trial in preparation of the FDA regulatory filing for the 365-day Eversense system expected to be filed in the coming weeks.

•	Drew an additional $10.0 million on the loan facility with Hercules Capital, Inc. further strengthening the balance sheet

“2023 was a successful year across the business for Senseonics. We completed the ENHANCE clinical trial and data analysis to support the imminent FDA submission for our 365-day system, secured expanded Eversense coverage from UnitedHealthcare and Medicare, and strengthened our balance sheet to provide additional financial flexibility to continue executing our business plan,” said Tim Goodnow, PhD, President and Chief Executive Officer of Senseonics. “We are excited about Ascensia’s appointment of Brian Hansen, an industry veteran in the diabetes space with a successful track record of commercializing advanced technologies, who we believe can lead the acceleration of adoption of Eversense. We believe the robust Eversense product innovation cycle, including expected approvals of the iCGM designation for the 180-day product and the 365-day product and the anticipated commercial launch of the 365-day product in Q4, will offer substantial additional benefits to diabetes patients and positions Senseonics for its next phase of growth.”

Fourth Quarter 2023 Results:

Total revenue for the fourth quarter of 2023 was $8.0 million compared to $5.6 million for the fourth quarter of 2022. U.S. revenue was $6.1 million in the fourth quarter of 2023 compared to $3.6 million in the prior year period, and revenue outside the U.S. was $1.9 million in the fourth quarter of 2023 compared to $2.0 million in the prior year period.

Fourth quarter 2023 gross profit of $1.1 million increased from $0.6 million for the fourth quarter of 2022. The increase in gross margin was primarily driven by an increase in revenue as volumes increased.

Fourth quarter 2023 sales and marketing and general and administrative expenses decreased by $0.5 million year-over-year, to $7.3 million. The reduction was the result of efforts to manage other general and administrative costs across the organization.

Fourth quarter 2023 research and development expenses decreased by $0.9 million year-over-year, to $10.7 million. The decrease was primarily due to the completion of the ENHANCE pivotal trial.

Net loss was $17.2 million, or $0.03 per share, in the fourth quarter of 2023 compared to net income of $11.6 million, or $0.02 per share, in the fourth quarter of 2022. Net income decreased by $28.8 million due to the accounting for embedded derivatives, fair value adjustments and the exchange of a portion of the 2025 notes.

Full Year 2023 Results:

Total revenue for 2023 was $22.4 million compared to $16.4 million in 2022. U.S. revenue was $14.1 million in 2023 compared to $7.5 million in the prior year, and revenue outside the U.S. was $8.3 million in 2023 compared to $8.9 million in the prior year period.

Gross profit for 2023 was $3.1 million, an increase from $2.7 million in 2022. The increase in gross margin was primarily driven by an increase to revenue as volumes increased.

Sales and marketing and general and administrative expenses for 2023 decreased by $1.7 million year-over-year, to $29.9 million. The reduction was the result of efforts to manage other general and administrative costs across the organization.

Research and development expenses for 2023 increased by $9.0 million year-over-year, to $48.8 million. The increase was primarily due to investments in our product pipeline for development and clinical trials of next generation technologies.

Net loss was $60.4 million, or $0.11 per share, in 2023 compared to net income of $142.1 million, or $0.30 per share, in 2022. Net income decreased by $202.5 million due to the accounting for embedded derivatives, fair value adjustments and the exchange of a portion of the 2025 notes.

Cash, cash equivalents, short and long-term investments were $109.4 million and outstanding indebtedness was $46.1 million as of December 31, 2023.

First Half 2024 Financial Outlook

Senseonics expects first half of 2024 global net revenue to be nearly $10 million, representing growth of approximately 16% compared to the first half of 2023. Senseonics plans to provide its full year 2024 financial outlook in the second quarter following a comprehensive analysis of the current commercial dynamics by the new leadership at the Ascensia Diabetes Care CGM business unit and an updated view on product approval and launch timing and expectations.

Conference Call and Webcast Information:

Company management will host a conference call at 4:30 pm (Eastern Time) today, February 29, 2024, to discuss these financial results and recent business developments. This conference call can be accessed live by telephone or through Senseonics' website.

Live Teleconference Information: Dial in number: 888-317-6003 Entry Number: 3711982 International dial in: 412-317-6061	Live Webcast Information: Visit http://www.senseonics.com and select the "Investor Relations" section

A replay of the call can be accessed on Senseonics' website http://www.senseonics.com under "Investor Relations."

About Senseonics

Senseonics Holdings, Inc. ("Senseonics") is a medical technology company focused on the development and manufacturing of glucose monitoring products designed to transform lives in the global diabetes community with differentiated, long-term implantable glucose management technology. Senseonics' CGM systems, Eversense®, Eversense® XL and Eversense® E3 include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user's smartphone.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including the revenue projections under "First Half 2024 Financial Outlook," statements about the changes in leadership within the Ascensia’s CGM business unit, potential strengthened Eversense® commercial execution, statements regarding increasing patient access and patient and provider adoption, statements regarding Senseonics’ product pipeline, expected regulatory approvals and timing of the potential commercial launch of the 365-day product, statements regarding strengthening the Eversense® brand, and other statements containing the words "believe," “expect,” “intend,” “may,” “projects,” “will,” “planned,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the execution of Ascensia’s independent business unit for the commercialization of Eversense® E3 CGM system and other commercial initiatives, uncertainties in insurer, regulatory and administrative processes and decisions, uncertainties inherent in the development and registration of new technology, uncertainties relating to the current economic environment and such other factors as are set forth in the risk factors detailed in Senseonics’ Annual Report on Form 10-K for the year ended December 31, 2023, the Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 and Senseonics’ other filings with the SEC under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Investor Contact

Philip Taylor

Gilmartin Group

415-937-5406

Investors@senseonics.com

Senseonics Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except for share and per share data)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$75,709	$35,793
Short term investments, net	33,747	108,222
Accounts receivable, net	808	127
Accounts receivable, net - related parties	3,724	2,324
Inventory, net	8,776	7,306
Prepaid expenses and other current assets	7,266	7,428
Total current assets	130,030	161,200

Deposits and other assets	7,006	3,108
Long term investments, net	—	12,253
Property and equipment, net	1,184	1,112
Total assets	$138,220	$177,673

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$4,568	$419
Accrued expenses and other current liabilities	11,744	14,616
Accrued expenses and other current liabilities, related parties	945	837
Note payable, current portion, net	—	15,579
Derivative liability, current portion	—	20
Total current liabilities	17,257	31,471

Long-term debt and notes payables, net	41,195	56,383
Derivative liabilities	102	52,050
Other liabilities	6,214	2,689
Total liabilities	64,768	142,593

Commitments and contingencies

Preferred stock and additional paid-in-capital, subject to possible redemption: $0.001 par value per share; 12,000 shares and 12,000 shares issued and outstanding as of December 31, 2023 and December 31, 2022	37,656	37,656
Total temporary equity	37,656	37,656

Stockholders’ equity (deficit):
Common stock, $0.001 par value per share; 900,000,000 shares authorized as of December 31, 2023 and December 31, 2022; 530,364,237 shares and 479,637,138 shares issued and outstanding as of December 31, 2023 and December 31, 2022	530	480
Additional paid-in capital	904,535	806,488
Accumulated other comprehensive loss	(11)	(678)
Accumulated deficit	(869,258)	(808,866)
Total stockholders' equity (deficit)	35,796	(2,576)
Total liabilities, temporary equity and stockholders’ equity (deficit)	$138,220	$177,673

Senseonics Holdings, Inc.

Consolidated Statements of Operations and Comprehensive (Loss) Income

(in thousands, except for share and per share data)

	Years Ended
	December 31,
	2023	2022
Revenue, net	$1,655	$656
Revenue, net - related parties	20,735	15,733
Total revenue	22,390	16,389
Cost of sales	19,299	13,663
Gross profit	3,091	2,726

Expenses:
Research and development expenses	48,752	39,719
Selling, general and administrative expenses	29,942	31,634
Operating loss	(75,603)	(68,627)
Other income (expense), net:
Interest income	5,362	1,824
Gain (Loss) on fair value adjustment of option	—	43,745
Exchange related gain, net	14,109	—
Gain (Loss) on extinguishment of debt and option	—	(101)
Interest expense	(11,110)	(18,703)
Gain (Loss) on change in fair value of derivatives	6,648	184,221
Impairment cost	—	(138)
Other income (expense)	202	(102)
Total other income, net	15,211	210,746

Net (Loss) Income	(60,392)	142,119
Other comprehensive income (loss)		—
Unrealized gain (loss) on marketable securities	667	(466)
Total other comprehensive gain (loss)	667	(466)
Total comprehensive (loss) income	$(59,725)	$141,653

Basic net (loss) income per common share	$(0.11)	$0.30
Basic weighted-average shares outstanding	567,974,492	467,952,475

Diluted net loss per common share	$(0.11)	$(0.11)
Diluted weighted-average shares outstanding	567,974,492	618,205,605